SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, For Use of Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240, 14a-11(c) or 240, 14a-12

                           SPECIAL METALS CORPORATION
                  (Name of Registrant Specified in its Charter)
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee:
(Check the appropriate box)

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:
2)   Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
4)   Proposed maximum aggregate value of transaction:
5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  MAY 28, 1999

TO OUR STOCKHOLDERS:

         The Annual Meeting of the stockholders of Special Metals Corporation, a Delaware corporation (the "Company"), will be held at the Radisson Hotel-Utica Centre, 200 Genesse Street, Utica, NY 13502 at 11:00 a.m., May 28, 1999 to consider and vote on the following matters described in this notice and the accompanying Proxy Statement:

         1. To elect two directors each to serve as a Class II Director for the ensuing three years and until their successors are duly elected and qualified.

         2. To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ending December 31, 1999.

         3. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on April 19, 1999 as the record date for determination of stockholders entitled to vote at the Annual Meeting, or any adjournments thereof, and only record holders of Common Stock at the close of business on that day will be entitled to vote.

         TO ASSURE REPRESENTATION AT THE ANNUAL MEETING, STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. Any stockholder attending the Annual Meeting may vote in person even if he or she previously returned a proxy.

         If you do plan to attend the Annual Meeting in person, we would appreciate your noting that intention at the appropriate place on the enclosed proxy card.

                                           By Order of the Board of Directors,

                                           Robert F. Dropkin
                                           Secretary

New Hartford, New York
April 28, 1999

                           SPECIAL METALS CORPORATION
                           4317 Middle Settlement Road
                          New Hartford, New York 13413

                                 PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                           MEETING DATE: MAY 28, 1999


         This Proxy Statement is being sent on or about April 28, 1999 in connection with the solicitation of proxies by the Board of Directors of Special Metals Corporation, a Delaware corporation (the "Company" or "Special Metals"). The proxies are for use at the 1999 Annual Meeting of the Stockholders of the Company (the "Annual Meeting"), which will be held at the Radisson Hotel-Utica Centre, 200 Genesse Street, Utica, NY 13502, on May 28, 1999, at 11:00 a.m., and at any meetings held upon adjournment thereof (the "Annual Meeting"). The record date for the Annual Meeting is the close of business on April 19, 1999 (the "Record Date"). Only holders of record of the Company's Common Stock, $0.01 par value per share (the "Common Stock"), on the Record Date are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and at any meetings held upon adjournment thereof. A list of stockholders of record entitled to vote at the Annual Meeting will be available for examination during normal business hours by any Company stockholder, for purposes related to the Annual Meeting, for a period of ten days prior to the Annual Meeting, at the Company's offices.

         A proxy card is enclosed. Whether or not you plan to attend the Annual Meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage-prepaid envelope provided, to ensure that your shares will be voted at the Annual Meeting. Any stockholder who returns a proxy in such form has the power to revoke it at any time prior to its effective use by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company or by attending the Annual Meeting and voting in person. Unless contrary instructions are given, any such proxy, if not revoked, will be voted at the Annual Meeting for (i) the nominees for election as directors as set forth in this Proxy Statement, (ii) the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company and
(iii) with regard to all other matters which may properly come before the Annual Meeting, for or against such matters as recommended by the Board of Directors, in its discretion.

                                VOTING SECURITIES

         As of the Record Date, there were 15,479,000 shares of Common Stock issued and outstanding. The presence, either in person or by proxy, of persons entitled to vote a majority of the Company's outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining a quorum, but are not considered as having voted for purposes of determining the outcome of a vote. Holders of Common Stock have one vote for each share on any matter that may be presented for consideration and action by the stockholders at the Annual Meeting. No other outstanding securities of the Company are entitled to vote as of the Record Date. As of the record date, there were 1,940,000 shares of Series A Convertible Preferred Stock (the "Convertible Preferred Stock") outstanding. The holders of Convertible Preferred Stock are not entitled to notice of, nor are they entitled to vote at, the Annual Meeting. Each director will be elected by a plurality of the votes cast by the stockholders present in person or represented by proxy at the Annual Meeting. The ratification of the appointment of the independent accountants must be approved by a majority vote of the stockholders present in person or represented by proxy at the Annual Meeting.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 1, 1999, with respect to beneficial ownership of shares of Common Stock by (a) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")) known to the Company to be beneficial owners of more than 5% of the Company's Common Stock, (b) each of the Company's directors, (c) the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company for the fiscal year ended December 31, 1998, and (d) all persons serving as executive officers and directors of the Company as of April 1, 1999 as a group.

         Unless otherwise indicated in the table below, the address of each beneficial owner is in care of Special Metals Corporation, 4317 Middle Settlement Road, New Hartford, New York 13413. With respect to beneficial owners of 5% or more of the shares of Common Stock, the following information is based on a review, as of April 1, 1999, by the Company of statements filed with the Securities and Exchange Commission under Sections 13(d) and 13(g) of the Exchange Act. To the best knowledge of the Company, except as set forth above, no person beneficially owns more than 5% of the outstanding Common Stock.

         Unless otherwise indicated in the table below, each person listed below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person except, in the case of SIMA, LWH and AMI (the "Principal Stockholders"), to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement, both of which are described after the table.

                                                                               3

                                                                                      Shares of Common Stock
                                                                                        Beneficially Owned

                                                                                      Number
                       Names and Addresses                                           of Shares        Percent of Class
                       -------------------                                      -------------------  ------------------
Societe Industrielle de Materiaux Avances ("SIMA")(1)(2)...................               5,952,000                38.5%
TIMET Finance Management Company(2)(3)(4) ("TFMC").........................               4,848,484                23.9%
LWH Holding S.A. ("LWH")(2)(5).............................................               3,580,500                23.1%
Advanced Materials Investments Holdings, S.A. ("AMI")(2)(6)................               2,092,500                13.5%
Inco Ltd.(7)(4) ("Inco")...................................................               1,030,303                 6.2%
Royce & Associates, Inc. and Royce Management Company(8)...................                 944,500                 6.1%
Donald R. Muzyka(9)(10)....................................................                  37,833                  *
Robert D. Halverstadt(9)...................................................                  18,750                  *
Donald C. Darling(9).......................................................                  18,417                  *
Gernant Maurer(9)..........................................................                  16,417                  *
Robert F. Dropkin(9).......................................................                  14,917                  *
Thomas E. MacDonald(9).....................................................                  14,617                  *
Antoine G. Treuille(9).....................................................                  12,250                  *
Raymond F. Decker(9).......................................................                   7,900                  *
Andrew R. Dixey............................................................                      --                 --
Edouard Duval(1)...........................................................                      --                 --
All Directors and Executive Officers as a Group (12 persons)...............                 145,100                  *

----------------------

*     Less than 1%

(1) SIMA's address is 41, Rue de Villiers, BP120, 92202 Neuilly-Sur-Seine, Cedex, France. The common equity of SIMA is currently beneficially owned by members of the Duval family and certain related parties. Edouard Duval, a director of the Company, is a Directeur General of SIMA and has a minority equity interest in SIMA. Mr. Duval's address is in care of SIMA. SIMA has entered into an agreement to be acquired by ERAMET, a French mining group. The acquisition, which is subject to various approvals and conditions, is expected to be completed by November, 1999. Upon completion of the acquisition, SIMA will be a wholly-owned subsidiary of ERAMET.

(2) The Company, SIMA, AMI and LWH have entered into the Stockholders Agreement, which provides for certain voting rights, nominating rights and transfer restrictions. TFMC, Titanium Metals Corporation ("TMC"), SIMA, AMI and LWH are parties to the Voting Agreement which provides that SIMA, AMI and LWH will vote in favor of directors nominated by TFMC. The Stockholders Agreement and the Voting Agreement are described following this table. Each entity has sole voting and investment power with respect to their shares of Common Stock except to the extent voting power is shared pursuant to the Stockholders Agreement and the Voting Agreement.

(3)   TFMC's address is 300 Delaware Avenue, 9th floor, Wilmington, Delaware
      19801.

      TMC is the direct holder of 100% of the outstanding shares of TFMC and may be deemed to control TFMC. Tremont Corporation ("Tremont") is the direct holder of 39.1% of the outstanding common stock of TMC. Tremont may be deemed to control TMC. Valhi, Inc. ("Valhi"), the Harold Simmons Foundation, Inc. (the "Foundation"), NL Industries, Inc. ("NL"), Valmont Insurance Company ("Valmont") and the Combined Master Retirement Trust (the "CMRT") are the direct holders of approximately 48.4%, 3.9%, 0.6%, 0.5% and 0.1%, respectively, of the outstanding shares of common stock of Tremont. Valhi may be deemed to control Tremont. Valhi and Tremont are the direct holders of approximately 57.8% and 19.6%, respectively, of the outstanding common stock of NL and together may be deemed to control NL. Valhi is the direct holder of 100% of the outstanding common stock of Valmont and may be deemed to control Valmont. Valhi Group, Inc. ("VGI"), National City Lines, Inc. ("National"), Contran Corporation ("Contran"), the Foundation and the CMRT are the direct holders of 81.9%, 9.5%, 0.9%, 0.5% and 0.1% of the common stock of Valhi. Together, VGI, National and Contran may be deemed to control Valhi. National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Together, National, NOA and Dixie Holding may be deemed to control VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National and together may be deemed to control National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA and together may be deemed to control NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the holder of 100% of the outstanding common stock of Dixie Holding and may be deemed to control Dixie Holding. Contran is the holder of approximately 88.8% and 66.3% of the outstanding common stock of Southwest and Dixie Rice, respectively, and may be deemed to control Southwest and Dixie Rice.

      Substantially all of Contran's outstanding voting stock is held either by trusts established for the benefit of certain of Mr. Harold C. Simmons' children and grandchildren (the "Trusts"), of which Mr. Simmons is the sole trustee, or by Mr. Simmons directly. As sole trustee of each of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by each of the Trusts. Mr. Simmons however, disclaims beneficial ownership of such shares, except for those he directly holds.

      The CMRT directly holds approximately 0.1% of each of the outstanding shares of Tremont and Valhi common stock. The CMRT is a trust formed by Valhi to permit the collective investment by trusts that maintain the assets of certain employee benefit plans adopted by Valhi and related companies. Mr. Simmons is the sole trustee of the CMRT and a member of the trust investment committee for the CMRT. Mr. Simmons is a participant in one or more of the employee benefit plans that invest through the CMRT.

      The Foundation directly holds approximately 3.9% of the outstanding Tremont common stock and 0.5% of the outstanding Valhi common stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation.

      The Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2") directly holds approximately 0.2% of Valhi common stock. Boston Safe Deposit and Trust Company serves as the trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owed to Harold
      C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran is obligated to satisfy the balance of such obligations as they come due. Under the terms of the CDCT No. 2, Contran
      (i) retains the power to vote the shares of Valhi common stock held directly by the CDCT No. 2, (ii) retains dispositive power over such shares and (iii) may be deemed the indirect beneficial owner of such shares.

      Valmont and NL directly own 1,000,000 shares and 1,186,200 shares, respectively, of Valhi common stock. Pursuant to Delaware law, Valhi treats the shares of Valhi common stock owned by Valmont and NL as treasury stock for voting purposes and for the purposes hereof are not deemed outstanding.

      Mr. Harold C. Simmons is chairman of the board and chief executive officer of Valhi, VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. Mr. Simmons is also chairman of the board of NL and a director of Tremont.

      By virtue of the holding of the offices, the stock ownership and his services as trustee, all as described above, (a) Mr. Simmons may be deemed to control the entities described above (excluding the Company) and (b) Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Convertible Preferred Stock beneficially owned by TFMC. However, Mr. Simmons disclaims beneficial ownership of the shares of Convertible Preferred Stock beneficially owned, directly or indirectly, by any of such entities.

      Harold C. Simmons' spouse is the direct owner of 3,747 shares of Tremont common stock and 77,000 shares of Valhi common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. Mr. Simmons disclaims all such beneficial ownership.

(4) Includes shares of Common Stock issuable upon conversion of the Company's outstanding Convertible Preferred Stock. The Convertible Preferred Stock is convertible at the election of the holder into the number of shares of Common Stock shown for each of TMC and INCO. Holders of shares of Convertible Preferred Stock are not entitled to vote at the Annual Meeting.

      If TFMC and Inco were to convert all of the Shares of Convertible Preferred Stock owned by them into Common Stock, the percentage of the Common Stock beneficially owned by SIMA, TFMC, LWH, AMI and INCO would be 27.9%, 22.7%, 16.8%, 9.8% and 4.8%, respectively.

(5) LWH's address is Boulevard Royal 3, L-2449 Luxembourg. Carlos Luis Landin beneficially owns 100% of the capital stock of LWH and may be deemed to beneficially own the shares of Common Stock owned of record by LWH. Mr. Landin's address is in care of LWH.

(6) AMI's address is 3A Rue Guillaume Kroll, L-1882 Luxembourg. Jean Chauveau beneficially owns 100% of the capital stock of AMI and may be deemed to beneficially own the shares of Common Stock owned of record by AMI.
      Mr. Chauveau's address is in care of AMI.

(7) Inco's address is 145 King Street West, Suite 1500, Toronto, Ontario M5H 4B7, Canada.

(8) Includes 905,700 shares of Common Stock beneficially owned by Royce & Associates, Inc. ("Royce") and 38,800 shares of Common Stock beneficially owned by Royce Management Company ("RMC"). Charles M. Royce may be deemed to be a controlling person of Royce and RMC, and as such may be deemed to beneficially own the shares of Common Stock beneficially owned by Royce and RMC. Mr. Royce disclaims beneficial ownership of the shares held by Royce and RMC.

      Royce's and RMC's address is 1414 Avenue of the Americas, New York, New York 10019.

(9) In the case of Dr. Muzyka, Mr. Halverstadt, Mr. Darling, Dr. Maurer, Mr. Dropkin, Mr. MacDonald, Mr. Treuille and Dr. Decker, includes 28,833, 11,250, 14,417, 14,417, 14,417, 14,417, 11,250 and 2,500 shares of Common
      Stock, respectively, issuable upon exercise of currently exercisable options.

(10) Dr. Muzyka shares voting and investment power with respect to 400 shares of Common Stock with members of his family.

Stockholders Agreement

         The Principal Stockholders and the Company are parties to a Stockholders Agreement (the "Stockholders Agreement"). Under the Stockholders Agreement, the Company has agreed to nominate a number of persons designated by the Principal Stockholders for election as directors, based on the portion of the aggregate Common Stock owned by the Principal Stockholders.

         In addition, the Principal Stockholders have agreed, in connection with a vote relating to any matter other than the election of directors, to vote all shares of Common Stock beneficially owned by them (the "Principal Shareholder Shares") unanimously as a group in accordance with the instructions of the holders of a majority of the Principal Stockholder Shares (the "Majority Stockholders"). In the case of a vote for the election of directors, the Principal Stockholders have agreed to vote the Principal Stockholder Shares (a) in accordance with the instructions of the Majority Stockholders as to that number of directors equal to the maximum number of directors that is less than 50% of the directors then in office and (b) in accordance with the instructions of the SuperMajority Stockholders (defined below) as to all other directors. If the SuperMajority Stockholders are unable to agree as to any such vote, each Stockholder shall be entitled to vote its shares with respect to such vote in its discretion. "SuperMajority Stockholders" means the Stockholders who hold a number of shares of common stock at least equal to one plus the number of shares of common stock beneficially owned by SIMA; provided that if such Shares do not equal 50% of the voting shares of the Corporation's capital stock entitled to vote for directors ("Voting Shares"), SuperMajority Stockholders shall mean the Majority Stockholders. At such time as the Principal Stockholders no longer hold 50% of the outstanding Voting Shares, all Principal Stockholder Shares shall be voted unanimously as a group in accordance with the instructions of the Majority Stockholders, including with respect to the election of directors.

         Based on the present board size of nine, the Principal Stockholders are able to designate six nominees for election to the Board of Directors of the Company. The Company has agreed to use its best efforts to cause the election of such nominees. If a director who is designated by the Principal Stockholders resigns, is removed or dies, the Company has agreed to elect another director designated by the Principal Stockholders to the extent that the Principal Stockholders are entitled to designate such director according to the procedures described above.

         The Stockholders Agreement also contains transfer restrictions relating to the Principal Stockholder Shares. A Principal Stockholder may not sell its shares of Common Stock unless it first offers such shares to one or both of the other Principal Stockholders at a price equal to the lower of (i) the proposed sale price and (ii) the average sales price of the Common Stock over the 20-trading-day period prior to the exercise date of the right of first refusal. Under the Stockholders Agreement, each of the Principal Stockholders and the Company has agreed not to hire any employee of any other party to the Stockholders Agreement without the prior consent of such other party. The Stockholders Agreement will terminate when the Principal Stockholders beneficially own, in the aggregate, less than 10% of the outstanding Common Stock of the Company.

Voting Agreement

         On October 28, 1998 the Principal Stockholders entered into a Voting Agreement (the "Voting Agreement") with TMFC and TMC. Pursuant to the Voting Agreement, the Stockholders agreed to vote all of the Common Stock beneficially owned by them in favor of the election of persons nominated as directors by TFMC in accordance with the Investment Agreement among the Company, TMFC and TMC (the "Timet Investment Agreement") and, if applicable, the Certificate of Designation for the Convertible Preferred Stock.

                              ELECTION OF DIRECTORS

         The Company's Board of Directors currently consists of nine members and is divided into three classes (each a "Class") serving staggered terms. One seat on the Board of Directors is currently vacant. At the Annual Meeting, the stockholders will elect two Class II Directors for a term of three years expiring at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 2001 and until their respective successors shall have been duly elected and qualified. The term of the Class I Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 2000, and the term of the Class III Directors expires at the first annual meeting of the Company's stockholders following the end of the Company's fiscal year ending December 31, 1999, at which times Directors of the appropriate Class will be elected for three-year terms. The two nominees presently serve as Directors of the Company. If no direction to the contrary is given, all proxies received by the Board of Directors will be voted "FOR" the election as Class II Directors of Robert D. Halverstadt and Antoine G. Treuille. The Class II Directors will be elected by a plurality of the votes cast. In the event that any nominee is unable or declines to serve, the proxy solicited herewith may be voted for the election of another person in his stead at the discretion of the proxies. The Board of Directors knows of no reason to anticipate that this will occur.

         Biographical information follows for each person nominated and each Director whose term of office continues after the meeting.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE NOMINEES NAMED BELOW. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES THAT ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH NOMINEES.

NOMINEES

Class II Directors

         Mr. Robert D. Halverstadt has been a member of the Board of Directors and its Chairman since 1987 and was President of the Company from 1974 to 1982. Prior to that, he was Group Vice President of the Product and Process Group at Booz Allen and Hamilton with responsibility for its contract research and engineering businesses, including Foster D. Snell, Inc., the biological and chemical company, Design and Development, Inc., the electro-mechanical engineering company, and the Environmental Resources Group. Earlier he was Manager of the Thomson Engineering Laboratory at General Electric Company in Lynn, Massachusetts, responsible for materials development and application in the General Electric line of small gas turbine engines. He holds a degree from Case Institute of Technology and is a director of Carus Corporation, a manufacturer of manganese-based chemicals.

         Mr. Antoine G. Treuille has been a director of the Company since 1987. He has been a Managing Director of Financo, Inc., an investment banking firm, since March 1998 and was previously President of Charter Pacific Corporation, a financial services company, since 1996. From May 1993 to March 1996, he was a Senior Vice President of Desai Capital Management, Inc., an investment management company, and, from August 1985 to April 1993, he was an Executive Vice President at Entrecanales Inc., a private investment company. He currently serves as a director of Eye Care Center of America, Inc. and Societe Bic, a publicly traded French company.

CONTINUING DIRECTORS

Class I Directors

         Mr. Donald C. Darling has been Vice President--Administration and Chief Financial Officer of the Company since September, 1993 and served as Vice President and Chief Financial Officer of the Company since 1989. He joined Specials Metals in 1980, serving in supervisory, financial planning, and strategic management positions. He has over 21 years of metals-related experience and holds degrees in Business Management, including a Masters in Accounting, from the School of Management- SUNY/Binghamton. Mr. Darling has been a director of the Company since 1991.

         Dr. Raymond F. Decker has been a director of the Company since 1990. He is founder of USP Holdings, Inc. and Thixomat, Inc., companies that commercialize materials technology, and has been the Chairman of the Board of such companies since 1989. Dr. Decker was Vice President for Research of Michigan Technological University from 1982 to 1986 and Vice President for Corporate Technology of Inco, Ltd. from 1978 to 1982. He was President of ASM International, the largest technical society for metals, in 1987. Dr. Decker holds a Ph.D. from the University of Michigan and has specialized in superalloys for almost 50 years. Dr. Decker is also a director of Lindberg Corporation, a heat treating company, and is an Adjunct Assistant Professor at the University of Michigan.

         Mr. Robert F. Dropkin has been Vice President and Chief Legal Counsel of the Company since 1985 and its Secretary since 1987. He joined Special Metals in 1984. Prior to that, he held various legal positions with Cabot Corporation and Allegheny Ludlum Industries and has over 31 years of metals-related experience. Mr. Dropkin holds a metallurgical engineering degree and a J.D. degree from George Washington University. Mr. Dropkin has been a director of the Company since 1987.

Class III Directors

         Mr. Andrew R. Dixey, has been a director of the Company since 1998. He has also been President, Chief Operating Officer and a director of TMC since 1996. Prior to that, Mr. Dixey was, from 1995, Managing Director of IMI Titanium Ltd. ("IMI Titanium"), where he had responsibility for the titanium interests of IMI Titanium in both Europe and North America. During 1995, Mr. Dixey was Chief Executive Officer of Helix plc, which is engaged in the scholastic supplies business, and from 1971 to 1994, Mr. Dixey held various executive positions in the GKN plc Group of companies, a manufacturer of automobile components.

         Mr. Edouard Duval has been a director of the Company since 1987. He is a Directeur General of Aubert & Duval, a French steel and alloy producer, and SIMA, a holding company which controls Aubert & Duval and other industrial firms. Mr. Duval has more than 20 years experience at Aubert & Duval and SIMA in the marketing, sale and management of superalloy and special metallurgical products for both aerospace and industrial applications.

         Dr. Donald R. Muzyka has been President and a director of Special Metals since joining the Company in 1990. He was appointed Chief Executive Officer in October 1996. Before joining the Company, Dr. Muzyka held several executive positions serving the aerospace industries. He has almost 40 years of metals-related experience, including service with Cabot Corporation, Carpenter Technology Corporation ("Cartech"), and the Pratt & Whitney Division of United Technologies Corporation. Dr. Muzyka holds several degrees, including a Ph.D. in Material Science from the Thayer School of Engineering-Dartmouth College. Dr. Muzyka is also a director of Aviall, Inc., an aircraft parts distributor, and CSM Industries, Inc., a metals company.

MEETINGS AND COMMITTEES

         The Company has an Audit Committee and a Compensation Committee. There is no standing nominating committee.

         The Audit Committee, currently comprised of Dr. Decker and Mr. Treuille, oversees the Company's independent auditors and, together with the Company's independent auditors, reviews the Company's accounting practices, internal accounting controls and financial results. The Compensation Committee, currently comprised of Mr. Halverstadt and Mr. Duval, establishes salaries, incentives, and other forms of compensation for the Company's directors and officers and recommends policies relating to the Company's benefit plans.

         During the fiscal year ended December 31, 1998, the Board of Directors met four times and took action by unanimous written consent nine times. The Compensation Committee met four times and the Audit Committee met once during 1998. Each Director attended all of the meetings of the Board and all of the meetings held by the committees on which he served.

MANAGEMENT

Executive Officers and Directors

         The following persons are the executive officers and directors of the Company as of the Record Date.

                Name                  Age                       Position
                ----                  ---                       --------
Donald R. Muzyka....................  60   President, Chief Executive Officer and Director
Donald C. Darling...................  47   Vice President-Administration, Chief Financial Officer and Director
Robert F. Dropkin...................  58   Vice President, Secretary, Chief Legal Counsel and Director
T. Grant John.......................  60   Executive Vice President, Chief Operating Officer
Gernant E. Maurer...................  49   Vice President-Technology
Thomas E. MacDonald.................  56   Vice President and Director of Product Management
David Ohl...........................  64   Vice President-Commercial
Frederick A. Schweizer..............  49   Vice President-Operations
Robert D. Halverstadt...............  78   Chairman of the Board of Directors
Raymond F. Decker...................  68   Director
Andrew R. Dixey.....................  49   Director
Edouard Duval.......................  54   Director
Antoine G. Treuille.................  50   Director

         Set forth below are biographies of executive officers of the Company who are not also directors.

         Mr. T. Grant John became Executive Vice President and Chief Operating Officer in April 1999. Before then, he was a Senior Vice President of Lukens, Inc. responsible for strategic planning and commercial activities. He was President and Chief Operating Officer of Washington Steel Corporation from 1993 until 1995 when it was integrated into its parent company. He has over 30 years experience in the stainless, titanium and other specialty steel and metals business and holds a degree in metallurgical engineering from the University of British Columbia.

         Mr. Thomas E. MacDonald has been Vice President and Director of Product Management since 1998. Before then, he was Vice President--Sales/Marketing and Product Management since joining the Company in 1991. Prior to that he was Vice President of Market Development with Slater Steel Corporation and held positions with Carpenter Technology Corporation and LTV Steel Company, Inc., a subsidiary of the LTV Corporation. He has over 30 years of metals-related experience and holds a degree in Metallurgical Engineering, with a Masters in Business Administration, from the University of Michigan.

         Dr. Gernant E. Maurer has been Vice President--Technology since 1987 and has served in several management positions, including Director of Technology, since joining Special Metals in 1976. He has over

25 years of metals-related experience and holds several degrees, including a Ph.D. in Materials Engineering from Rensselaer Polytechnic Institute.

         Mr. David Ohl has been Vice President-Commercial, since October 1998. Before then, he was responsible for marketing and sales at Inco Alloys International, Inc. He began his career with Inco Alloys International Inc. in 1956 as metallurgical engineering assistant and worked in the materials and manufacturing groups before moving to the marketing area.

         Mr. Frederick A. Schweizer was appointed Vice President of Operations of the Company in October 1998. Prior to that he served as the Company's Director of Metallurgy and Quality since 1992. He joined Special Metals in 1984 and has held various management positions in Research & Development, Process & Product Metallurgy, and Sales & Marketing. He has over 25 years of aerospace materials experience including having worked at Pratt & Whitney Aircraft, Allied Signal and Solar Turbines before joining the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         Based upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company during and with respect to the fiscal year ended December 31, 1998 and upon written representations from persons known to the Company to be subject to Section 16 of the Exchange Act (a "reporting person"), no reporting person did not file when due reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998 except that Mr. Schweizer, who became an executive officer of the Company on October 1, 1998 filed an Initial Statement of Beneficial Ownership on Form 3 on December 10, 1998.

Compensation of Members of the Board of Directors

         For serving as a director of the Company, non-employee directors other than Mr. Duval receive a $14,000 annual fee plus $1,000 for each meeting of the Board of Directors or committee of the Board of Directors that they attend.

         The Company has consulting agreements with Mr. Treuille for financial services advice, Dr. Decker for technical advice and Mr. Halverstadt and a sole proprietorship of Mr. Halverstadt. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Consulting Arrangements" and "Certain Transactions--Consulting Arrangements." In addition, the Company paid a special bonus of $50,000 to Mr. Halverstadt in May 1998.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the fiscal years ended December 31, 1996, 1997 and 1998. The principal components of such individuals' current cash compensation are the annual base salary and annual bonus included in the Summary Compensation Table. Also described below is the estimated future compensation such individuals can receive under the Company's retirement plans.

                                                                              12
                           Summary Compensation Table

                                                                          Long term Compensation
                                                 Annual Compensation              Awards
                                                                        Restricted      Securities
                                                                           Stock         Underly-       All Other
                                                             Bonus ($)   Awards ($)    ing Options      Compensa-
     Name and Principal Position      Year       Salary ($)     (1)         (2)            (#)        tion ($) (3)
------------------------------------- ----       ----------   -------  -------------  -------------   ------------
Donald R. Muzyka....................  1998        233,955     203,700          --          24,000          7,692
  President and Chief Executive       1997        219,996     130,900      36,000          45,000          6,344
  Officer                             1996        194,758      99,121          --              --          6,118
Robert F. Dropkin...................  1998        123,878     110,200          --          12,500          8,853
  Vice President, Secretary and Chief 1997        116,424      72,992          --          22,500          5,373
  Legal Counsel                       1996        116,625      44,183          --              --          5,373
Donald C. Darling...................  1998        126,333     109,400          --          12,500          6,777
  Vice President-Administration       1997        120,000      67,200      36,000          22,500          6,503
  and Chief Financial Officer         1996        108,156      44,183          --              --          6,374
Thomas E. MacDonald.................  1998        120,831      40,200          --           9,500          5,660
  Vice President and Director of      1997        113,364      57,106          --          22,500          5,130
  Product Management                  1996        113,102      44,183          --              --          4,136
Gernant E. Maurer...................  1998        117,225      37,000          --           9,500          5,244
  Vice President-Technology           1997        111,384      59,702          --          22,500          4,973
                                      1996        111,162      44,183          --              --          4,973
---------------------------

(1) Includes discretionary bonuses earned by the Named Executive Officers and amounts earned pursuant to the Company's 1996, 1997 and 1998 Profit Sharing Plans. All salaried employees were eligible to participate in the Company's 1996, 1997 and 1998 Profit Sharing Plans. The plans provided for a profit sharing pool based on the Company's financial performance. The profit sharing pool was divided among participants based on the midpoint of their salary grade. Also includes for Dr. Muzyka and Messrs. Dropkin and Darling $100,000, $52,000 and $54,000, respectively, in special bonuses, one half of which was paid in January 1999 and one half of which will be paid upon the earlier of (i) the employee's retirement, death or termination other than for cause by the Company, (ii) January 2000 if the Company is in compliance with certain loan covenants as of the end of the December 31, 1999 fiscal year or (iii) if such loan covenants are not met as of the end of the December 31, 1999 fiscal year, following the end of the first fiscal year for which the Company is in compliance with such covenants.

(2) Dr. Muzyka and Mr. Darling each received an award of 2,000 shares of restricted stock on July 24, 1997. The value of each award was $36,000 based on a closing stock price of $18.00 on that date.

(3) Includes for Dr. Muzyka, Messrs. Dropkin, Darling and MacDonald and Dr. Maurer, $5,000 each for 1998; $4,750 each for 1997; and $4,750, $4,750,
      $4,750, $3,873 and $4,750, respectively, for 1996 in Company match under the Special Metals Corporation 401(k) Plan (Salaried Employees), a defined contribution plan established under section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Also includes for Dr. Muzyka, Messrs. Dropkin, Darling and MacDonald and Dr. Maurer, $2,692, $692, $277, $660 and $244, respectively, for 1998; $1,594, $623, $253, $380 and $223, respectively, for 1997; and $1,368, $623, $124, $262 and $223,
      respectively, for 1996 for the value of premiums paid for group term life policies in excess of $50,000.

         The following table provides certain summary information concerning individual grants of stock options made to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                        Option Grants in Last Fiscal Year


                                                Individual Grants                                 Potential Realizable
                            -----------------------------------------------------------------       Value at Assumed
                                                % of Total                                          Annual Rates of
                              Number of           Options                                             Stock Price
                             Securities           Granted                                           Appreciation for
                             Underlying        to Employees       Exercise or                        Option Term (1)
                               Options              in             Base Price    Expiration    ---------------------------
         Name                 Granted(#)        Fiscal Year        ($/share)        Date             5%           10%
------------------------    -------------      -------------     -------------  -------------  ------------- -------------
Donald R. Muzyka........          19,000               16.2%           $16.75        (2)           $200,070      $507,300
                                   5,000                4.3              8.25        (3)             25,950        65,750
Donald C. Darling.......           9,500                8.1             16.75        (2)            100,035       253,650
                                   3,000                2.6              8.25        (3)             15,570        39,450
Robert F. Dropkin.......           9,500                8.1             16.75        (2)            100,035       253,650
                                   3,000                2.6              8.25        (3)             15,570        39,450
Thomas E. MacDonald.....           9,500                8.1             16.75        (2)            100,035       253,650
Gernant E. Maurer.......           9,500                8.1             16.75        (2)            100,035       253,650

------------------------

(1) Based hypothetical appreciation of the Common Stock at the indicated compound annual rate from the date of grant until expiration of the respective option.

(2) The options vest, with certain exceptions, in three equal installments on February 25, 1999, 2000 and 2001. The options expire on February 25, 2008, with certain exceptions based on continued employment by the Company.

(3) The options vest, with certain exceptions, in three equal installments on December 17, 1999, 2000 and 2001. The options expire on December 17, 2008, with certain exceptions based on continued employment by the Company.

         The following table sets forth information concerning the value of unexercised options as of December 31, 1998 held by the Named Executive Officers.

                 Aggregated Option Exercises in Last Fiscal Year
                        And Fiscal Year-end Option Values


                                                           Number of Securities
                               Shares                           Underlying             Value of Unexercised
                              Acquired        Value         Unexercised Options        In-the-Money Options
                             on Exercise     Realized      at Fiscal Year End(#)      at Fiscal Year End ($)
          Name                   (#)           ($)       Exercisable/Unexercisable   Exercisable/Unexercisable(1)
--------------------------   -----------   -----------   -------------------------   -------------------------
Donald R. Muzyka..........        -             -             28,833 / 42,167               - / 3,450
Donald C. Darling.........        -             -             14,417 / 22,583               - / 2,070
Robert F. Dropkin.........        -             -             14,417 / 20,583               - / 2,070
Thomas E. MacDonald.......        -             -             14,417 / 17,583               - / -
Gernant E. Maurer.........        -             -             14,417 / 17,583               - / -

--------------------------

(1)    Based on a closing stock price at December 31, 1998 of $8.94 per share.

Employment and Severance Agreements

         The Company has entered into employment agreements with Dr. Muzyka, Mr. Dropkin, Mr. Darling and Dr. Maurer. The agreements provide for an annual salary which is subject to adjustment based on periodic performance review and for participation in employee benefit plans made available to salaried employees. The Compensation Committee has separately determined that Mr. Dropkin's salary shall be $175,000 in 1999, $185,000 in 2000 and $200,000 in 2001 and that his bonus shall be at least $25,000 in 1999 and $15,000 in 2000. Dr. Muzyka's employment agreement also provides that he may participate in the Special Metals Corporation Equity Appreciation Rights Plan and the Special Metals Corporation Supplemental Retirement Income Plan and that his rights and benefits under these plans shall fully vest upon a change of control of the Company.

         Dr. Muzyka's employment agreement provides that he shall continue to receive his salary, bonus and other employee benefits for a period of 18 months following notice of termination other than for "cause" (as defined in the agreement). The Company may terminate Dr. Muzyka's employment for "cause" upon 30 days' written notice. The employment agreements with Messrs. Darling and Dropkin and Dr. Maurer provide that their respective terms of employment shall continue for (i) 18 months following notice of termination from the Company other than for "cause" (one year in the case of Dr. Maurer); (ii) 90 days (180 days in the case of Dr. Maurer) following notice of termination by the employee (Mr. Dropkin has agreed with the Compensation Committee that he will provide 180 days notice to the Company if he decides to terminate his employment); (iii) six months following the employee's death or disability; or (iv) two months if the Company, in good faith and after advance written notice to the employee, determines that the employee has failed to adhere to the terms of his employment agreement or has engaged in conduct which would injure the reputation of the Company or otherwise materially adversely affect the Company's interest if the employee remained employed by the Company. In addition, in the event that Mr. Darling or Mr. Dropkin is terminated by the Company for reasons other than for "cause," for a period of 18 months after his employment terminates, the Company will continue to pay his salary and bonus and provide him with continued employee benefits. Each of the employment agreements provides that the employee shall not engage in any business similar to the business carried on by the Company so long as the Company is obligated to pay the employee a salary and that the Company will retain all rights to any inventions and innovations developed by the employee during his respective employment with the Company.

         The Company has also entered into a severance agreement with Mr. MacDonald. The agreement provides that the employee's employment shall continue for a period of twelve months following a change of control of the Company (the "Severance Period") at the employee's then-current salary and such employee will receive bonus and profit sharing payments and employee benefits during such period. The Company shall also provide the employee with out-placement services. The Company may continue to assign duties to the employee during the first six months of the Severance Period, provided that such duties do not require more than 80 hours of work in any calendar month. The agreement further provides that the employee shall provide the Company with at least 90 days' advance written notice before terminating his employment.

         In each of the employment and severance agreements described above, a "change of control" is defined to mean any transaction or series of related transactions which causes beneficial ownership or voting rights with respect to more than 50% of the capital stock or all or substantially all of the assets of the Company to be transferred, except for transactions within Aubert & Duval or between the shareholders of Aubert & Duval.

Salaried Employee Retirement Plan

         The Amended and Restated Pension Plan for Salaried Employees of Special Metals Corporation (the "Salaried Retirement Plan") covers full-time and part-time salaried employees of Special Metals and is intended to meet the requirements of section 401(a) of the Code. Generally, under the Salaried Retirement Plan participants with five years of service become entitled to receive a basic retirement benefit upon retirement at age 65. Benefits under the Salaried Retirement Plan are calculated using a career average benefit formula which has been updated, from time to time, to make adjustments for final average earnings. For participants who retire or terminate their employment after December 31, 1998, the retirement benefit equals the sum of: (i) 1.25% of final average earnings as of December 31, 1997 multiplied by years of service as of December 31, 1997; and (ii) 1.25% of each plan year's earnings after January 1, 1998. In calculating benefits, "final average earnings" is the average of the highest five consecutive years of earnings out of the last ten years, as of December 31, 1997. Earnings taken into account for calculating benefits under the plan include base salary, bonuses, profit sharing, overtime, commissions and deferrals made under certain plans maintained by the Company, including any Code section 401(k) savings plan or Code section 125 cafeteria plan, and are subject to limits imposed by the Code, including Code section 401(a)(17) (generally, limiting compensation to $150,000 per year, as indexed). Payments are made in the form of a joint and survivor annuity (for married employees) or single life annuity (for single employees), unless another form of benefit is elected by the participant in accordance with the terms of the plan. The plan contains provisions for early retirement benefits and supplements, special retirement benefits and supplements for termination due to a plant or department reorganization or closing, payments upon disability and spousal death benefits. The estimated annual benefit payable under the Salaried Retirement Plan at age 65 is $29,617, $76,573, $73,539, $39,463 and $33,823 for each of Dr. Muzyka, Mr.
Darling, Dr. Maurer, Mr. Dropkin and Mr. MacDonald, respectively, assuming annual salary increases of 5.0% and 3.0% annual increases in the compensation limit under Code Section 401(a)(17).

Equity Appreciation Rights Plan

         The Special Metals Corporation Equity Appreciation Rights Plan (the "Equity Rights Plan") provides for the grant of rights to receive cash payments based on the appreciation of the book value of the Company, as defined in the Equity Rights Plan ("Rights"). Each Right is based on the total book value of the Company at the date of grant, divided by 10,000,000 and appreciation is calculated using aggregate after-tax profits after the date of grant. Rights are generally exercisable from the fifth anniversary of the date of grant until the tenth anniversary of the date of grant, or earlier in the event of a "change of control" of the Company (as defined in the Equity Rights Plan), termination without "cause" (as defined in the Equity Rights Plan), retirement at age 65, death or disability. Rights are forfeited in the event the holder is terminated by the Company for cause. Dr. Muzyka is the only current participant in the Equity Rights Plan. He has received 50,000 Rights, none of which were granted in the fiscal year ended December 31,

1998. As of December 31, 1998, 10,000 of such Rights are exercisable until 2000, 10,000 are exercisable until 2001, 10,000 are exercisable until 2002, and 10,000 are excercisable until 2003. The remaining 10,000 Rights will become exercisable in 1999 and will be exercisable until 2004.

         The following table summarizes the value of Dr. Muzyka's Rights under the Equity Rights Plan as of December 31, 1998.

                     Number of Units Underlying      Value of Unexercised In-the
                    Unexercised Options/SARS at         Money Options/SARS at
                        December 31, 1998(#)            December 31, 1998($)
                            Exercisable/                    Exercisable/
Name                       Unexercisable                   Unexercisable
----                       -------------                   -------------
Donald R. Muzyka.....      40,000/10,000                 $186,700/$59,200

Supplemental Retirement Income Plan

         The Company has adopted the Special Metals Corporation Supplemental Retirement Income Plan (the "SRIP") which covers only Dr. Muzyka. The SRIP is intended to grant Dr. Muzyka supplemental retirement benefits equal to the difference between (i) the benefits that Dr. Muzyka would have received under his prior employer's pension plan had he remained at his prior employer until he was age 65, based on his "average compensation" (as defined in the SRIP) at Special Metals and (ii) his vested accrued benefits under the prior employer's pension plan and the Salaried Retirement Plan. Compensation for purposes of the SRIP includes bonus and profit sharing payments and amounts of income deferred under deferred compensation plans of the Company. Benefits under the SRIP will ratably vest over a 10-year period subject to immediate vesting upon a "change of control" of the Company (as defined in the SRIP) and special and accelerated vesting in the event of death, disability or other termination of employment. Based on Dr. Muzyka's compensation and years of service, he would be entitled to estimated annual benefits of $82,675 under the SRIP at normal retirement age 65.

Stock Incentive Plan

         In January 1997, the Board of Directors of the Company adopted, and the Company's stockholders approved, the Special Metals Corporation 1997 Long-Term Stock Incentive Plan (the "Stock Incentive Plan"). The Stock Incentive Plan is administered by the Board of Directors of the Company. The Board of Directors is referred to in such capacity as the "Stock Plan Committee." Officers, other key employees and directors of the Company or any of its subsidiaries are eligible to be designated as a participant under the Stock Incentive Plan (a "Participant"). The Stock Plan Committee has the sole and complete authority to determine the Participants to whom awards shall be granted under the Stock Incentive Plan.

         Subject to anti-dilution provisions for stock splits, stock dividends and other corporate events, the Stock Incentive Plan authorizes the grant of awards to Participants with respect to a maximum of 800,000 shares of the Company's Common Stock ("Shares"), which awards may be made in the form of (i) nonqualified stock options; (ii) stock options intended to qualify as incentive stock options under section

422 of the Code; (iii) stock appreciation rights; (iv) restricted stock and/or restricted stock units; (v) performance awards and (vi) other stock based awards; provided, that the maximum number of Shares that may be awarded to any Participant in any fiscal year in the form of stock options and stock appreciation rights may not exceed 100,000 and the maximum number of Shares which may be paid to any Participant in connection with certain awards designated as "performance compensation awards" for purposes of Section 162(m) of the Code in respect of a single performance period shall be 100,000 Shares. If, after the effective date of the Stock Incentive Plan, any Shares covered by an award granted under the Stock Incentive Plan, or to which such an award relates, are forfeited, or if an award has expired, terminated or been canceled for any reason whatsoever (other than by reason of exercise or vesting), then the Shares covered by such award shall again be, or shall become, Shares with respect to which awards may be granted under the Stock Incentive Plan.

         In the event of a "change of control" of the Company (as defined in the Stock Incentive Plan), any outstanding awards then held by Participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested, as the case may be, as of immediately prior to such change of control. Unless otherwise specified in the grant of a particular award, awards under the Stock Incentive Plan are subject to cancellation or rescission in the event that the Participant engages in activities that are competitive with the Company or if the Participant fails to comply with provisions regarding the confidentiality of Company information and the Company's ownership of inventions and innovations.

         The Board of Directors of the Company may amend, alter, suspend, discontinue, or terminate the Stock Incentive Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement; and provided further that no such amendment may materially and adversely affect any Participant in the Stock Incentive Plan without such Participant's consent.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors consists of Robert
D. Halverstadt, Chairman of the Board of Directors and Edouard Duval, a director of the Company. The Company has entered into or expects to enter into the following transactions with SIMA and its subsidiaries, including Aubert & Duval, and Mr. Halverstadt and Applied Innovative Management Engineering ("AIME"), a sole proprietorship of Mr. Halverstadt. Edouard Duval is a Directeur General of SIMA and has a minority equity interest in SIMA.

         Technology Exchange Agreement. The Company and SIMA are parties to a technical information exchange agreement (the "Technology Exchange Agreement"). During the term of the Technology Exchange Agreement, subject to certain exceptions, SIMA and the Company are required, to the best of their ability and subject to government controls and other limitations imposed by preexisting agreements with third parties, to furnish all technical information pertaining to the manufacture of high temperature alloys and other alloys and materials, as may be needed and requested by the other to further develop and diversify its respective business. Under the agreement, SIMA and the Company will periodically provide technical and manufacturing persons to consult and advise each other. Neither party will receive compensation from the other for the information and assistance provided, and all information provided under the Technology Exchange Agreement shall be kept confidential by the recipient. The Technology Exchange Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. Termination will not affect either party's right to continue to use information received from the other.

         Managerial Assistance Agreement. The Company and SIMA are parties to a managerial assistance agreement (the "Managerial Assistance Agreement"). The Managerial Assistance Agreement provides that SIMA will provide the Company with information and advice regarding the management of its existing business and the expansion of the Company's business into new products and markets. Under the terms of the Managerial Assistance Agreement, the Company (i) compensates SIMA for managerial assistance at a rate of $30,000 per month and (ii) reimburses SIMA for out-of-pocket telecommunication charges, travel costs and subsistence while traveling, to the extent that such expenses are reasonable and for the benefit of the Company. SIMA will provide the Company, within 30 days after the end of each month in which managerial assistance is provided, a written report fully detailing the managerial assistance furnished, including the assistance, advice and recommendations given and made. Payment to SIMA will be made within 30 days following receipt and acceptance by the Company of an invoice and appropriate expense documents. All payments are to be free of tax and charges of governments other than the government of France. The Managerial Assistance Agreement provides that SIMA may be requested to provide services beyond the scope or level previously provided by SIMA, whether in connection with potential acquisitions, financings or other matters involving the Company. In such event, SIMA shall be entitled to compensation in addition to the monthly fee referred to above, based on the time spent and other relative factors, as SIMA and the Company will mutually agree. The Managerial Assistance Agreement will remain in effect until terminated by either party upon 30 days' advance written notice to the other party. All information and advice provided by SIMA and all information provided to SIMA by the Company in connection with the Managerial Assistance Agreement will be kept confidential. The Company paid $360,000 to SIMA pursuant to the Managerial Assistance Agreement in 1998.

         Encapsulating Services Agreement. The Company and Compagnie Industrielle Des Metaux Durs ("CIMD"), a indirect subsidiary of SIMA, are parties to an encapsulating services agreement (the "Encapsulating Services Agreement"). The Encapsulating Services Agreement provides that the Company will consign its encapsulating machine, capsules, dental alloy and mercury pillows to CIMD and purchase encapsulating services from CIMD. The Company will retain ownership of such materials at all times. CIMD will encapsulate the dental alloy and mercury pillows for resale by the Company and will ship the filled capsules directly to the Company's customers. The Company paid $21,054 to CIMD pursuant to the Encapsulating Services Agreement in 1998. The Encapsulating Services Agreement has a term of five years or until terminated by either party in the event of the other party's material breach of the agreement. All confidential information provided to CIMD by the Company in connection with the Encapsulating Services Agreement will be kept confidential.

         Affiliate Sales. During 1998, the Company sold superalloy and special alloy products to affiliates of SIMA. The net revenues from such sales were $9.8 million. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company may sell superalloy and special alloy products to affiliates of SIMA in the future.

         Raw Materials. In the past, from time to time, the Company and affiliates of SIMA have sold raw materials to each other. Management believes that the terms of such sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties. The Company and SIMA expect that such sales may occur in the future.

         Insurance. The Company and Aubert & Duval, a subsidiary of SIMA, share common insurance coverage for aircraft/space liabilities, contingent liabilities and excess liabilities greater than $10 million but less than $50 million. The Company is charged a pro rata premium based on the net sales of the covered parties. The Company was charged $204,000 for such premiums in 1998. The Company believes that the insurance coverage provided to it is more favorable than the insurance coverage that it could obtain as a stand-alone entity.

         Consulting Arrangements. The Company has regularly engaged Robert D. Halverstadt and AIME as consultants. In 1998, Mr. Halverstadt and AIME received an aggregate of approximately $150,000 in fees and expense reimbursements. The Company intends to continue to employ Mr. Halverstadt and AIME as consultants in the future.

REPORT OF COMPENSATION COMMITTEE

         The Report of the Compensation Committee of the Board of Directors and the Performance Graph following it shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

         The Committee advises the Board of Directors on compensation matters, which reviews and approves all compensation determinations made by the Committee. Dr. Muzyka, President and Chief Executive Officer, attends meetings of the Committee and provides input on employee goals and objectives and participates in evaluations of employee performance. All determinations of the Committee are made by Messrs. Halverstadt and Duval. The Committee's policy is to review and establish executive compensation to ensure that base pay and incentive compensation are sufficient to attract and retain qualified executive officers, and to provide incentive systems reflecting both financial and operating performance as well as an alignment with shareholder interests. The Committee implements these principles through a combination of base salary, bonus and benefit programs, an annual incentive program and an equity based long-term incentive program.

Elements of Executive Compensation

         Base Pay. The Company seeks to provide compensation packages that it believes are competitive with other companies in order to attract and retain qualified executives. The Company has employment agreements or severance agreements with certain of its executive officers. See "Executive Compen sation--Employment and Severance Agreements." Base salaries for most of the Company's executive officers remained relatively constant in 1995 through 1997. In 1997, the Company retained an independent outside consulting firm to prepare a report that compared the base salary and benefits programs of the Company to those of peer companies ("Report"). The Committee utilized the Report and input from Dr. Muzyka and his staff to adjust the Company's executive base compensation to remain consistent with competitive levels. Following the Company's acquisition of the Inco Alloys International operations ("IAI") from Inco, Ltd., the Compensation Committee began a new review process to consider the compensation of the Company's executive officers compared to executives of IAI and to other companies comparable to the Company after the acquisition. As an initial result of this evaluation, the Compensation Committee has increased Dr. Muzkya's and Mr. Darling's base salary effective December 1, 1998 and determined minimum salary and bonus levels through 2001 for Mr. Dropkin. See "Executive Compen sation--Employment and Severance Agreements."

         Annual Incentive Program. The Company has established an incentive compensation program based on the financial performance of the Company and on performance goals determined in conjunction with the Company's executives. The Company's incentive compensation program ties one half of an executive's bonus to overall Company financial performance and one half to objectives tailored to the individual executive's position. Individual objectives are developed for each executive at the beginning of the year by the Committee with the participation and input of the particular executive, the executive's supervisor and the Company's President and Chief Executive Officer. In developing these objectives, the Committee seeks to establish functional standards that are as specific and measurable as possible. At the end of the year, an executive's performance is evaluated by the executive's supervisor against these functional standards using a scoring system to determine the extent to which an executive's objectives have been met. An executive's bonus is then determined by the Committee using a formula which utilizes the executive's performance score and is weighted by the executive's position grade. An additional component of bonus compensation may be awarded at the Committee's discretion for outstanding performance.

         Special Bonus. In November 1998, the Compensation Committee determined to pay a special bonus to those persons who played an important role in the Company's acquisition of IAI. Dr. Muzyka, Mr. Dropkin and Mr. Darling each received these special bonuses. One half of the bonus was paid in January 1999 and the remaining one half will be paid upon the earlier of (i) the employee's retirement, death or termination other than for cause by the Company, (ii) January 2000 if the Company is in compliance with certain loan covenants as of the end of the December 31, 1999 fiscal year, or (iii) if such loan covenants are not met as of the end of the December 31, 1999 fiscal year, following the end of the first fiscal year for which the Company is in compliance with such covenants.

         Long Term Stock Incentive Program. In January 1997 the Company adopted the Special Metals Corporation 1997 Long Term Stock Incentive Plan ("Stock Plan") in which officers, other key employees and directors of the Company are eligible to participate. Awards may be made in the form of stock options, stock appreciation rights, restricted stock, performance awards and other stock based awards. In February 1998 the Company awarded options to purchase a total of 103,500 shares of common stock to its executive officers, directors and other key employees, of which 57,000 were awarded to the Named Executive Officers. These options vest in equal portions on each of the first three anniversaries of the date of grant. In December 1998, the Company awarded options to purchase 5,000 shares to Dr. Muzyka and options to purchase 3,000 shares to each of Messrs. Dropkin and Darling in recognition of their work on the IAI acquisition. Awards under the Stock Plan are approved by the Company's Board of Directors with the advice of the Committee. Each option awarded to date has an exercise price equal to the fair market value of the Common Stock on the date each option was granted. The Committee believes that providing Company's executives with stock-based compensation will help link executive compensation to the creation of stockholder value. Decisions regarding the number of options granted to a particular executive were based on the executive's current performance as well as the expected impact of stock-based compensation on the executive's future performance.

Chief Executive Officer Compensation

         The Committee uses the same policies with respect to the compensation of all of its executives, including Dr. Muzyka, the Company's Chief Executive Officer. The individual objectives used in determining Dr. Muzyka's bonus for 1998 included operational and strategic goals such as safety, customer satisfaction and inventory improvements and the development of the Company's Continuous Improvement Process and product quality program. Dr. Muzyka is the sole participant in the Company's Equity Appreciation Rights Plan and Company's Supplemental Retirement Income Plan. These two plans were established specifically for Dr. Muzyka and were designed to compensate Dr. Muzyka for similar long term and retirement compensation that he forfeited when he left his former employer to join Special Metals in 1990. See "Executive Compensation--Equity Appreciation Rights Plan" and "--Supplemental Retirement Income Plan."

                             Compensation Committee

                             Edouard Duval
                             Robert D. Halverstadt

PERFORMANCE GRAPH

         The following graph and table compares the cumulative total stockholder return (assuming reinvestment of dividends, if any) from investing $100 on February 26, 1997 (the date of the Company's initial public offering) in each of
(i) the Company's Common Stock; (ii) the NASDAQ Composite Index; and (iii) an index (the "Peer Group Index") of companies that are engaged in the manufacture of specialty metals. The companies in the Peer Group Index are: Allegheny Teledyne Inc.; Carpenter Technology Corporation; Doncasters plc.; Precision Castparts Corp.; RTI International Metals Inc. (formerly RMI Titanium Company); SIFCO Industries, Inc.; SPS Technologies, Inc.; Titanium Metals Corporation; and Wyman-Gordon Company. Oregon Metallurgical Corporation, which was included in the Peer Group Index included in the Proxy Statement relating to the Company's 1998 Annual Meeting, was merged into Allegheny Teledyne Inc. effective March 25, 1998 and is therefore no longer included in the Peer Group Index.

              COMPARISON OF CUMULATIVE RETURN AMONG SPECIAL METALS
            CORPORATION, NASDAQ COMPOSITE INDEX AND PEER GROUP INDEX


                                [GRAPHIC OMITTED]


                                        2/26/97      12/31/97      12/31/98
                                     ------------- ------------- -------------
Special Metals Corporation               100.00        106.67         52.96
NASDAQ Composite Index                   100.00        117.62        163.57
Peer Group Index                         100.00        107.46         81.17


CERTAIN TRANSACTIONS

Transactions with SIMA, LWH and AMI

         The Company and the Principal Stockholders have from time to time entered into various business transactions and agreements, and the Company and the Principal Stockholders may from time to time enter into additional transactions and agreements in the future. The following is a summary of certain agreements and transactions between the Company and the Principal Stockholders.

         Transactions with SIMA. The Company is party and may, in the future, become a party to transactions with SIMA, of which Edouard Duval, a director of the Company, is a Directeur General and owns a minority equity interest. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Technology Exchange Agreement," "--Managerial Assistance Agreement," "--Encapsulating Services Agreement," "--Affiliate Sales," "--Raw Materials" and "--Insurance."

         Registration Rights. Under a registration rights agreement (the "Registration Rights Agreement") among the Company and the Principal Stockholders, the Company has granted the Principal Stockholders the right to require, subject to the terms and conditions set forth therein, the Company to register shares of Common Stock held by the Principal Stockholders (the "Registrable Securities") for sale in accordance with their intended method of disposition thereof (a "demand registration"). The holders of a majority of the Registrable Securities may request one demand registration per year (except in certain circumstances).

In addition, so long as any Principal Stockholder continues to hold at least 5% of the outstanding Common Stock, such Principal Stockholder shall also have the right to request one demand registration. The Principal Stockholders may not require more than one demand registration each year. Additionally, the Company has granted to each Principal Stockholder the right, subject to certain exceptions, to participate in registrations of Common Stock initiated by the Company on its own behalf or on behalf of its stockholders (a "piggyback registration").

         The Registration Rights Agreement provides that to the extent not inconsistent with applicable law, each holder of Registrable Securities will not effect any public sale or distribution of any Registrable Securities of the Company, or any securities convertible into or exchangeable or exercisable for such Registrable Securities, during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration, if requested by the Company or the managing underwriter or underwriters of such offering. In addition, the Company has agreed not to effect any public sale or distribution of its Registrable Securities or securities convertible into or exchangeable or exercisable for any of such Registrable Securities during the seven days prior to and the 90 days after any registration relating to such Registrable Securities has become effective, except as part of such registration and except pursuant to registrations relating to employee benefit plans and certain other offerings.

         The Company is required to pay expenses (other than underwriting discounts and commissions) incurred by the Principal Stockholders in connection with the demand and piggy-back registrations. Subject to certain limitations specified in the Registration Rights Agreement, the Principal Stockholders' registration rights are assignable to third parties. The Registration Rights Agreement contains indemnification and contribution provisions by the Company for the benefit of the Principal Stockholders and their respective permitted assigns and their related persons. Each Principal Stockholder's rights under the Registration Rights Agreement will terminate if such Principal Stockholder ceases to own at least 5% of the outstanding Common Stock.

Transactions with Inco and TFMC

         On October 28, 1998, the Company acquired the Inco Alloys International high performance nickel alloys business unit of Inco and entered into a non-competition agreement with Inco for an aggregate consideration of $365 million, consisting of $348 million in cash and 340,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $17 million. The Convertible Preferred Stock was issued pursuant to an Investment Agreement between the Company and Inco (as amended, the "Inco Investment Agreement"). The Company financed the cash portion of the consideration with funds drawn under the Company's bank credit facility (the "Credit Facility") and with proceeds from the issuance to TFMC of 1,600,000 shares of Convertible Preferred Stock having an aggregate liquidation value of $80 million, pursuant to an Investment Agreement between the Company and TFMC (the "TFMC Investment Agreement" and, together with the Inco Investment Agreement, the "Investment Agreements"). Inco and TFMC are referred to collectively as the "Investors."

         Terms of the Convertible Preferred Stock

         Conversion and Redemption. The shares of Convertible Preferred Stock owned by TFMC are convertible into 4,848,484 shares of Common Stock, representing 23.9% of the outstanding Common

Stock following such conversion. The shares of Convertible Preferred Stock owned by Inco are convertible into 1,030,303 shares of Common Stock, representing 6.2% of the outstanding Common Stock following such conversion. The shares of Common Stock issuable to Inco and TFMC upon such conversions are referred to as "Conversion Shares."

         At any time after October 28, 2001 and prior to conversion, the Company has the option under the Certificate of Designations relating to the Convertible Preferred Stock (the "Certificate of Designations") to redeem the outstanding Convertible Preferred Stock, at decreasing redemption prices, starting at 103.975% if the shares are redeemed after October 28, 2001. In addition, the Convertible Preferred Stock is mandatorily redeemable on or after April 28, 2006 and prior to conversion at a redemption price per share equal to 100% of the liquidation amount thereof, plus all accumulated and unpaid dividends, if any, to the redemption date.

         The holders of Convertible Preferred Stock have the right to request the Company to repurchase their shares upon the occurrence of a "change of control" of the Company (as such term is defined in the Investment Agreements), subject to the terms of the Credit Facility.

         Board Representation. Pursuant to the TFMC Investment Agreement, TFMC has the right to designate one director to be appointed to the Board of Directors of the Company for so long as it owns securities representing at least 10% of the outstanding voting securities of the Company, subject to adjustments if the size of the Board of Directors is increased. Pursuant to such agreement, Mr. Andrew R. Dixey, President, Chief Operating Officer and director of TMC, serves on the Board of Directors with a term of office ending at the annual meeting of the Board of Directors in 2000.

         Dividends. The holders of outstanding Convertible Preferred Stock are entitled to receive cumulative cash dividends, when and as declared by the Board of Directors, at a rate of 6.625% (subject to adjustment as set forth in the Certificate of Designations) of the liquidation amount of each share of Convertible Preferred Stock. The Company has the right at any time to defer payment of accumulated dividends on the Convertible Preferred Stock (an "Extension Period"). During any such Extension Period, dividends as well as additional dividends on any accumulated and unpaid dividends will accrue at the rate of 6.625% per annum. If the Company defers payment of accumulated dividends for more than six quarters, then the Investors will be entitled to designate two directors to the Board of Directors of the Company in addition to the director already designated by TFMC.

         Registration Rights. In connection with the TFMC Investment Agreement, the Company and TFMC entered into a Registration Rights Agreement (the "TFMC Registration Rights Agreement") which provides TFMC and any subsequent transferees of TFMC's shares of Convertible Preferred Stock and/or Conversion Shares with demand and piggyback registration rights for its shares of Convertible Preferred Stock and the Conversion Shares issuable upon conversion thereof. Demand registration rights may be exercised by the holder(s) of a majority of the Convertible Preferred Stock or Conversion Shares issued upon conversion of such Convertible Preferred Stock at any time after October 28, 2000 (the second anniversary of the date of original issuance of the Convertible Preferred Stock). Demand registration rights may also be exercised after October 28, 2000 by TFMC alone so long as (i) TFMC holds Convertible Preferred Stock and/or Conversion Shares representing more than 5% of the outstanding Common Stock (assuming any shares of Convertible Preferred Stock held by TFMC have been converted into Common Stock) or (ii) TFMC's request for registration covers all shares of Convertible Preferred Stock and Conversion Shares issued upon conversion thereof then held by TFMC. Pursuant to the provisions of the TFMC Investment Agreement and the TFMC Registration Rights Agreement, the Company will have a prior right of first refusal and additional purchase rights with respect to the shares of Convertible Preferred Stock or the Conversion Shares that are proposed to be registered.

         The Company has the right to reject (i) requests for more than two demand registrations, (ii) a request for a registration within the 12 month period immediately after a registration statement filed by the Company pursuant to the TFMC Registration Rights Agreement becomes effective or a registration statement filed by the Company regarding an offering of Common Stock (other than with respect to an employee benefit plan) where the holders of Convertible Preferred Stock or Conversion Shares elect not to exercise their piggyback registration rights, or (iii) a request for a registration with an aggregate offering price of less than $15 million.

         Pursuant to the TFMC Registration Rights Agreement, TFMC and any subsequent transferees of TFMC's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights in connection with registrations by the Company of Common Stock other than registrations in connection with the exercise of exclusive demand rights under the existing registration rights agreement between the Company and the Principal Stockholders, employee benefit plans and mergers or similar transactions.

         In connection with the Inco Investment Agreement, the Company and Inco entered into a Registration Rights Agreement (the "Inco Registration Rights Agreement") which provides that Inco and any subsequent transferee of Inco's shares of Convertible Preferred Stock or Conversion Shares may also exercise piggyback registration rights with limitations that are similar to those applicable under the TFMC Registration Rights Agreement. However, the exercise by Inco or its transferees of their piggyback registration rights under the Inco Registration Rights Agreement is subordinated to TFMC's or its transferees' piggyback registration rights under the TFMC Registration Rights Agreement.

         Standstill and Top-Up Rights. Pursuant to standstill provisions of the TFMC Investment Agreement, TFMC, TMC and their affiliates may not acquire beneficial ownership of additional securities of the Company, enter into a business combination with the Company, enter into voting arrangements with respect to securities of the Company, solicit proxies or otherwise seek to influence or control the management or policies of the Company, participate in a "group" (within the meaning of Section 13 (d)(3) of the Exchange Act) with respect to any voting securities of the Company, act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company, disclose any intention, plan or arrangement inconsistent with the foregoing, or assist, advise, participate with or encourage any person to do the foregoing. The Company is similarly restricted with respect to TMC. These standstill provisions remain in effect until the earlier of (a) one year after TFMC ceases to own Common Stock and/or Convertible Preferred Stock or other voting securities of the Company which together represent more than 5% of the outstanding voting securities of the Company, (b) the Company enters into an agreement (or announces an intention to enter into an agreement) regarding a change of control of the Company and (c) the occurrence of a change of control of the Company. However, the TFMC Investment Agreement provides that if, following an issuance of voting securities by the Company, other than pursuant to the Inco Investment Agreement, the voting securities beneficially owned by TFMC represent less than 20% of the outstanding voting securities of the Company, then TFMC may make purchases of equity securities of the Company to restore its beneficial ownership to 20% of the outstanding voting securities of the Company.

         Transfer Restrictions of Preferred Stock. Pursuant to the Investment Agreements, the Investors will be able to dispose of their Convertible Preferred Stock only (i) to subsidiaries, (ii) following October 28, 2000 (the second anniversary of the issue date), in a public offering, or (iii) following the earlier of October 28, 2001 (the third anniversary of the issue date) and a "change of control" (as defined in the Investment Agreements), except that, in the case of dispositions pursuant to (ii) and (iii) above, the Investors may not sell to any person who is a significant competitor of the Company, engaged in material litigation against the Company or who, after acquiring such interest in Convertible Preferred Stock, would beneficially own voting securities representing more than 10% of the outstanding voting securities of the Company. The Company has a right of first refusal with respect to dispositions made pursuant to (ii) and (iii) above and additional rights of first refusal with respect to dispositions made pursuant to (ii) above under the TFMC Registration Rights Agreement and the Inco Registration Rights Agreement (together, the "Registration Rights Agreements"), if in connection with a registered offering pursuant to the Registration Rights Agreements, the offering price of the securities registered is less than 95% of the original price indicated by the holders of the securities as an acceptable sale price at the time they exercised their demand or piggyback registration rights.

Consulting Arrangements

         The Company has regularly engaged Robert D. Halverstadt, Chairman of the Board of Directors, and AIME, a sole proprietorship of Mr. Halverstadt, as consultants. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Consulting Arrangements."

         The Company also has consulting agreements with Mr. Treuille, a member of the Board of Directors, for financial services advice and Dr. Decker, a member of the Board of Directors, for technical advice. During 1998, the fees paid and expenses reimbursed to Mr. Treuille and Dr. Decker under such consulting agreements were less than $5,000.

Product Purchases

         During 1998, the Company sold toll services to TMC for approximately $300,000. Andrew R. Dixey, President, Chief Operating Officer and a director of TMC, is a director of the Company. During 1998, Thixomat Inc., purchased alloy products from the Company for an aggregate of approximately $100,000 and began a joint development project with Thixomat Inc. regarding one of the Company's alloys. Dr. Decker, a director of the Company, is the Chairman and sole stockholder of Thixomat Inc. Management believes that the terms of such purchases and sales are no less favorable to the Company than the terms that it would have obtained in transactions with unaffiliated third parties.

                         RATIFICATION OF APPOINTMENT OF
                           INDEPENDENT PUBLIC ACCOUNTS

         The Board of Directors has selected the firm of Ernst & Young LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 1999. Ratification of such appointment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock represented and voting in person or by proxy at the Annual Meeting or any adjournment thereof.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, at which time they will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 1999. UNLESS OTHERWISE INSTRUCTED, SIGNED PROXIES THAT ARE RETURNED IN A TIMELY MANNER WILL BE VOTED IN FAVOR OF SUCH APPOINTMENT.

                                 OTHER BUSINESS

         As of the date of this Proxy Statement, the only business which the Board of Directors intends to present, and knows that others will present, at the Annual Meeting is that set forth herein. If any other matter or matters are properly brought before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matter as recommended by the Board of Directors.

                                  ANNUAL REPORT

         AN ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1998, INCLUDING FINANCIAL STATEMENTS AND A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, IS BEING CONCURRENTLY DISTRIBUTED TO STOCKHOLDERS OF RECORD AS OF THE RECORD DATE.

                              STOCKHOLDER PROPOSALS

         Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings, consistent with rules adopted by the Securities and Exchange Commission. Such proposals must be received by the Company no later than December 16, 1999, to be considered for inclusion in the proxy statement and form of proxy relating to the 2000 Annual Meeting of Stockholders.

                                OTHER INFORMATION

         The cost of preparing, assembling, printing and mailing this Proxy Statement and the accompanying form of proxy, and the cost of soliciting proxies relating to the Annual Meeting, will be borne by the Company.

                                    By order of the Board of Directors,

                                    Robert F. Dropkin
                                    Secretary

New Hartford, New York
April 28, 1999

                           SPECIAL METALS CORPORATION
            4317 Middle Settlement Road New Hartford, New York 13413

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS -- May 28, 1999 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned stockholder of Special Metals Corporation (the "Company") hereby appoints Donald R. Muzyka and Donald C. Darling, and each of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the 1998 Annual Meeting of Stockholders of the Company to be held on Friday, May 28, 1999, at 11:00 a.m., at the Radisson Hotel-Utica Centre, 200 Genesee Street, Utica, NY 13502 and at any adjournments thereof, upon the following matters:

1. Proposal to elect as directors of the Company the following persons, to hold office for a term of three years expiring at the annual meeting to be held in 2002.

      FOR the nominees listed below (except as marked to the contrary below) [ ] WITHHOLD AUTHORITY to vote for all the nominees listed below [ ]

Nominees:  Robert D. Halverstadt and Antoine G. Treuille.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, please cross out that nominee's name.)

2. Proposal to ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the fiscal year ended December 31, 1999.

      FOR  [ ]
      AGAINST  [ ]
      WITHHOLD AUTHORITY to vote on Proposal 2 [ ].

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. Please check here if you plan to attend the meeting [ ].

                           (Please Sign on Other Side)

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, "FOR" PROPOSAL 2, AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES WITH RESPECT TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED AT THE MEETING.


 .......................  ...............................  Dated.............1999
       Signature            Signature if Held Jointly

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

         Please execute this proxy as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.